UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 23, 2012

Liberator, Inc.

(Exact name of registrant as specified in Charter)

Florida	000-53314	59-3581576
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2745 Bankers Industrial Drive

Atlanta, GA 30360

 (Address of Principal Executive Offices)

(770) 246-6400

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.

On February 23, 2012, Liberator, Inc. (the “Company”) announced that its Board of Directors has appointed Michael Kane as Executive Vice President, effective February 22, 2012. Mr. Kane, 40, joined the Company in July, 2009 as Chief Marketing Officer.  Prior to joining the Company, and from 2002 to 2006, Mr. Kane held the position of President and Founder of The Sellutions Group, LLC, a sales consulting firm specializing in early stage technology companies. Prior to forming The Sellutions Groups, LLC, Mr. Kane spent over 10 years in various executive leadership roles with both manufacturing and technology companies.

There are no arrangements or understandings between Mr. Kane and any other persons pursuant to which Mr. Kane was selected as an executive officer. There are no family relationships between Mr. Kane and any director or executive officer of the Company. There are no transactions in which Mr. Kane has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

The Company also announced that its Board of Directors has appointed James M. Blanchard as Senior Vice President – Business Development, effective February 22, 2012. Mr. Blanchard, age 49, joined the Company in November, 2010 in a business consulting role and became Vice President, Sales in December 2010. Prior to joining the Company, and from 2001, Mr. Blanchard was Managing Partner and President of Inspedia, LLC, a $14 million logistics and contract services company. Mr. Blanchard was appointed to his current position because of his background in sales and customer service management, and mergers and acquisitions.

There are no arrangements or understandings between Mr. Blanchard and any other persons pursuant to which Mr. Blanchard was selected as an executive officer. There are no family relationships between Mr. Blanchard and any director or executive officer of the Company. There are no transactions in which Mr. Blanchard has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the press release relating to these management changes within the Company is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)              Exhibits

ExhibitNo.	Description

99.1	Press release, dated February 23, 2012, regarding management changes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Liberator, Inc. (Registrant)

Date: February 23, 2012	By:	/s/ Ronald P. Scott
Ronald P. Scott Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated February 23, 2012, regarding management changes.

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